Exhibit 10.3

HORACE MANN EDUCATORS CORPORATION

DEFERRED COMPENSATION PLAN FOR EMPLOYEES

SECTION 1. INTRODUCTION

1.1. Establishment of Plan. Horace Mann Educators Corporation, a Delaware corporation (the “Company”), maintains the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “Plan”) for those employees of the Company who are eligible for bonus payments under the Company’s short term or long term incentive plans (the “LTIP Employees”). The Plan provides the opportunity for LTIP Employees to defer receipt of all or a part of their cash compensation under the short term incentive plan and/or the long term incentive plan on a pretax basis and to invest those deferrals in the Company’s Stock. The Plan shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder. No benefits under the Plan shall be subject to “grandfathering” treatment under Code Section 409A, even if such benefits were deferred and vested under the Plan before January 1, 2005.

1.2. Purposes. The purposes of the Plan were to align the interests of LTIP Employees more closely with the interests of other shareholders of the Company, to encourage the highest level of LTIP Employee performance by providing the LTIP Employees with a direct interest in the Company’s attainment of its financial goals and to help attract and retain qualified LTIP Employees.

1.3. Effective Date. The Plan was originally effective December 1, 1997. It is hereby amended and restated effective as of January 1, 2009. To the extent an investment or distribution of cash or Stock may be made under the Plan, the Plan is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

SECTION 2. DEFINITIONS

2.1. Definitions. The following terms shall have the meanings set forth below:

(a) “Administrator” means the person designated in Section 3 to administer the Plan.

(b) “Annual Bonus Compensation” means the bonus payable under the Company’s short term incentive plan, as such plan shall exist from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means any of the events set forth below:

(1) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(2) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that, together with stock held by such person or group, constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or

(3) a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(e) “Code” means the Internal Revenue Code of 1986 as from time to time amended.

(f) “Common Stock Equivalent” means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

(g) “Deferred Stock Equivalent Account” means the bookkeeping account established by the Company in respect to each LTIP Employee pursuant to Section 5.1 hereof and to which shall be credited the amounts of Annual Bonus Compensation and/or Long Term Bonus Compensation deferred by the LTIP Employee as provided in the Plan and converted into Common Stock Equivalents pursuant to the Plan. The Administrator maintains separate subaccounts (each a “Subaccount”) within each LTIP Employee’s Deferred Stock Equivalent Account with respect to Annual Bonus Compensation and/or Long-Term Bonus Compensation for which a deferral election is made during the same election period under Section 4.2.

(h) “Distribution Date” means, with respect to any Subaccount, the date selected by the LTIP Employee with respect to such Subaccount on an approved election form. The date selected may be a fixed date, the LTIP Employee’s attainment of a particular age or the LTIP Employee’s Separation from Service for any reason.

(i) “Employer” means the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k) “Fair Market Value” means as of any applicable date the closing sale price of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which Stock is listed, or, if Stock is not listed on any such exchange, the last closing bid quotation with respect to a share of Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if Stock is not so quoted, the fair market value at the time in question of a share of Stock as determined by the Board in good faith.

(l) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m) “Long Term Bonus Compensation” means the bonus payable under the Company’s long term incentive plan, as such plan shall exist from time to time.

(n) “Payment Date” means the date on which the Company would have paid the Annual Bonus Compensation and/or the Long Term Bonus Compensation to the LTIP Employee but for the LTIP Employee’s deferral election hereunder.

(o) “Separation from Service” means the LTIP Employee has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the LTIP Employee and Employer reasonably anticipate that no further services will be performed by the LTIP Employee for the Employer; provided, however, that an LTIP Employee shall be deemed to have a termination of employment if the level of services he or she would perform for the Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Employer (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the LTIP Employee has been providing services to the Employer for less than 36 months). For this purpose, an LTIP Employee is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the LTIP Employee has a right to reemployment with the Employer under an applicable statute or by contract.

(p) “Specified Employee” has the meaning given such term by the Board by separate action given effect from time to time under Code Section 409A.

(q) “Stock” means the $0.001 par value common stock of the Company.

(r) “Unforeseeable Emergency” is a severe financial hardship to the LTIP Employee resulting from a sudden and unexpected illness or accident of the LTIP Employee, the LTIP Employee’s spouse, the LTIP Employee’s beneficiary, or the LTIP Employee’s dependent (as defined in Code Section 152(a), without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), the loss of the LTIP Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the LTIP Employee.

2.2. Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION. The Plan shall be administered by the Human Resources Benefits Officer of the Company. Subject to the limitations of the Plan, the Administrator shall have the sole and complete authority: (a) to impose such limitations. restrictions and conditions as he or she shall deem appropriate, (b) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (c) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrator shall have no authority, discretion or power to alter any terms or conditions specified in the Plan. The Administrator’s determinations on matters within his or her authority shall be conclusive and binding upon the Company, the LTIP Employees, beneficiaries and all other persons.

SECTION 4. DEFERRAL ELECTIONS

4.1. Deferral Elections. An LTIP Employee may elect to defer receipt of all or a specified portion of any Annual Bonus Compensation or Long Term Bonus Compensation payable in cash to the LTIP Employee. Deferral elections permitted under this Section 4 must be filed with the Company on forms (which may be electronic) approved by the Administrator. The LTIP Employee’s election shall include: (a) the percentage or dollar amount of each applicable Annual Bonus Compensation payment to be deferred and the percentage of each applicable Long Term Bonus Compensation payment to be deferred, (b) the date (i.e., the Distribution Date) as of which the deferred payments shall be distributed as provided in Section 6.1, and (c) the form of such distribution (i.e., lump sum or annual installments over a fixed period not to exceed five (5) years) as provided in Section 6.2.

4.2. Timing of Deferral Elections.

(a) An election to defer Annual Bonus Compensation and/or Long Term Bonus Compensation payments shall be made on or before December 31 of the calendar year preceding the performance period during which the Annual Bonus Compensation is earned or, in the case of Long Term Bonus Compensation, the first calendar year in the performance period during which the Long Term Bonus Compensation is earned.

(b) Notwithstanding the preceding, with respect to an individual who first becomes an LTIP Employee during a calendar year, the LTIP Employee’s election must be made and filed within thirty (30) days of the date such individual first becomes an LTIP Employee; provided, however, that if the LTIP Employee is or ever was a participant in this Plan or any other plan required by Code Section 409A to be aggregated with this Plan, this sentence shall not apply and the LTIP Employee may not make a deferral election with respect to Annual Bonus Compensation and/or Long Term Bonus Compensation until the next calendar year in accordance with Section 4.2(a) above, unless:

(1) he or she was not eligible to participate in the Plan (or any other plan required by Code Section 409A to be aggregated with this Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes an LTIP Employee, or

(2) he or she was paid all amounts previously due under the Plan (and any other plan required by Code Section 409A to be aggregated with this Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan (and any other plan required by Code Section 409A to be aggregated with this Plan) for periods after such payment.

A bonus deferral election under this Section 4.2(b) will be effective only with respect to Annual Bonus Compensation and/or Long Term Bonus Compensation paid for services performed after such election. For this purpose, the amount of the bonus payable to the LTIP Employee for services rendered subsequent to the LTIP Employee’s election will be determined by multiplying the bonus by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in such performance period. For purposes of this Section 4.2(b), the date of an LTIP Employee’s election is the date the executed election form (which may be electronic) is received by the Company.

(c) A deferral election for one performance period will not automatically be given effect for a subsequent performance period, so that if deferral is desired for a subsequent performance period, a separate election must be made by the LTIP Employee for such performance period.

4.3. Automatic Suspension of Deferral Elections. In the event an LTIP Employee requests a distribution pursuant to Section 6.7 due to an Unforeseeable Emergency, or the LTIP Employee requests a cancellation of deferrals under the Plan in order to alleviate his or her Unforeseeable Emergency, and the Administrator determines that the LTIP Employee’s Unforeseeable Emergency may be relieved through the cessation of deferrals under the Plan, some or all the LTIP Employee’s deferral elections under Section 4 for such calendar year, if any, shall be cancelled as soon as administratively practicable following such determination by the Administrator.

SECTION 5. ACCOUNTS

5.1. Deferred Stock Equivalent Accounts. A Deferred Stock Equivalent Account and related Subaccounts shall be established for each LTIP Employee. Annual Bonus Compensation and/or Long Term Bonus Compensation deferred by an LTIP Employee shall be converted into Common Stock Equivalents based on Fair Market Value as of the applicable Payment Date and shall be credited to such Account as of such date. The Deferred Stock Equivalent Account will be reduced by the amount of any distributions which amount shall be converted into Common Stock Equivalents based on Fair Market Value as of the date of distribution.

5.2. Dividend Equivalents. An LTIP Employee’s Deferred Stock Equivalent Account shall be credited with dividend equivalents and other distributions pursuant to this Section 5.2. Dividends and other distributions with respect to Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to an LTIP Employee’s Deferred Stock Equivalent Account in respect of cash dividends and any other securities or property distributed with respect to the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the record date of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or distributed with respect to the Stock. Fractional shares shall be credited to the LTIP Employee’s Deferred Stock Equivalent Account cumulatively, but the balance of shares of Common Stock Equivalents in an LTIP Employee’s Deferred Stock Equivalent Account shall be rounded to the next highest whole share for any distribution to such LTIP Employee pursuant to Section 6.

5.3. Statement of Accounts. A statement as to the balance of his or her Deferred Stock Equivalent Account will be sent to each LTIP Employee at least once each calendar year.

SECTION 6. DISTRIBUTIONS

6.1. Timing of Payment. Each Subaccount in an LTIP Employee’s Deferred Stock Equivalent Account shall be distributed or shall commence to be distributed within ninety (90) days following the Distribution Date selected by the LTIP Employee within the time period applicable under Section 4 for making an initial deferral election with respect to such Subaccount; provided that if the applicable Distribution Date is the LTIP Employee’s Separation from Service and the LTIP Employee is a Specified Employee, the Subaccount shall be distributed or shall commence to be distributed within ninety (90) days of the date which is six (6) months following such Separation from Service. If the LTIP Employee did not make an affirmative election as to the Distribution Date of any Subaccount, he or she shall be deemed to have elected distribution within ninety (90) days of the LTIP Employee’s Separation from Service or, if the LTIP Employee is a Specified Employee, within ninety (90) days of the date which is six (6) months following such Separation from Service.

6.2. Form of Payment. An LTIP Employee’s Subaccount in his or her Deferred Stock Equivalent Account shall be distributed in one of the following forms previously selected by the LTIP Employee within the time period for making an initial deferral election with respect to such Subaccount:

(a) a lump sum in cash;

(b) substantially equal annual cash installments over a period not to exceed five (5) years, with the first such installment to be made within the ninety (90)-day period following the Distribution Date (or, in the event the LTIP Employee is a Specified Employee, such later date as provided in Section 6.1) and subsequent installments to be made within the ninety (90)-day period commencing on each successive July 1, until the LTIP Employee’s Subaccount is distributed in full. For purposes of this Section 6 and Code Section 409A, the entitlement to annual installment payments is treated as the entitlement to a single payment.

If the LTIP Employee does not make an affirmative election as to the form of election of any Subaccount, he or she shall be deemed to have elected distribution in a lump sum cash payment.

6.3. Subsequent Elections as to Time and Form of Distribution.

(a) Notwithstanding anything herein to the contrary, the Distribution Date and form of payment with respect to any Subaccount as of January 1, 2009 shall be the last election made or deemed made by the LTIP Employee on or before December 31, 2008 with respect to such Subaccount; provided, however, that in no event may any such election defer any amount otherwise payable during 2008 to 2009 or any later year or accelerate any amount otherwise payable during 2009 or any later year into 2008.

(b) After December 31, 2008, an LTIP Employee may not change his or her Distribution Date or form of payment with respect to any Subaccount at any time after he or she makes the initial election pursuant to Section 4.2.

6.4. Payment Upon the LTIP Employee’s Death. Notwithstanding anything herein to the contrary, in the event of an LTIP Employee’s death before his or her entire Deferred Stock Equivalent Account is paid, all amounts remaining in such Account shall be distributed to the LTIP Employee’s beneficiary in a lump sum cash payment within ninety (90) days of the LTIP Employee’s death.

6.5. Designation of Beneficiary. An LTIP Employee shall file with the Administrator a written designation of one or more persons or revocable trusts as the beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the LTIP Employee’s death. An LTIP Employee may from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrator. The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the LTIP Employee’s death and in no event shall it be effective as of a date prior to its receipt. If no such beneficiary designation is in effect at the time of the LTIP Employee’s death, or if no designated beneficiary survives the LTIP Employee, the LTIP Employee’s estate shall be deemed to have been designated his or her beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after the LTIP Employee’s death. If the Administrator is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

6.6. Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, each LTIP Employee shall receive, within ten (10) days of the date of such Change in Control, a lump sum cash distribution of his or her Deferred Stock Equivalent Account.

6.7. Emergency Payments. In the event of an Unforeseeable Emergency, the Administrator may determine the value of the Deferred Stock Equivalent Account and pay all or a part of such Account to the LTIP Employee in cash, to the extent the Administrator determines that such action is necessary in light of immediate and substantial needs of the LTIP Employee (or his or her beneficiary) occasioned by severe financial hardship. The Administrator will permit distribution on account of an Unforeseeable Emergency only to the extent reasonably necessary to satisfy the emergency need, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the LTIP Employee’s or beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Such action shall be taken only if the LTIP Employee (or an LTIP Employee’s legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Administrator after making such inquiries as the Administrator deems necessary or appropriate.

6.8. Payment of Taxable Amount. Notwithstanding anything herein to the contrary, in the event the Internal Revenue Service should finally determine that part or all of the value of a LTIP Employee’s Deferred Stock Equivalent Account which has not actually been distributed to the LTIP Employee or beneficiary is nevertheless required to be included in the LTIP Employee’s or beneficiary’s gross income for federal income tax purposes, then an amount necessary to pay applicable federal, state or local income taxes on such includible value shall be distributed from the LTIP Employee’s Deferred Stock Equivalent Account in a lump sum cash payment within sixty (60) days after such determination, without any action or approval by the Administrator. A “final determination” of the Internal Revenue Service for purposes of this Section is a determination in writing by the Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the LTIP Employee or beneficiary does not appeal within the time prescribed for appeals.

6.9. Withholding. The Company, at the time of any deferral or distribution under this Plan, shall withhold benefits otherwise due or payable in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to benefits provided to the LTIP Employee under this Plan.

SECTION 7. GENERAL CREDITOR STATUS Each participating LTIP Employee and beneficiary designated by a LTIP Employee shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such LTIP Employee or beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets and shall be solely the obligation of the Company. The Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and participating LTIP Employees that the Plan be “unfunded” for tax purposes (and for the purposes of Title I of ERISA) and be maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

SECTION 8. CLAIMS PROCEDURES. Any LTIP Employee or beneficiary (“Applicant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Administrator. If a claim for benefits is denied, the Administrator shall furnish to the Applicant within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (a) specifies the reasons for the denial, (b) refers to the pertinent provisions of the Plan on which the denial is based, (c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (d) explains the claim review procedures. Upon the written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrator shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (1) permit the

Applicant to review any documents which are pertinent to the claim, (2) permit the Applicant to submit to the Administrator issues and comments in writing and (3) afford the Applicant an opportunity to meet with the Administrator as a part of the review procedure. Within 60 days after his or her receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrator shall notify the Applicant in writing of his or her decision and the reasons for his or her decision and shall refer the Applicant to the provisions of the Plan which form the basis for his or her decision.

SECTION 9. ASSIGNABILITY. The right of an LTIP Employee and his or her beneficiary to receive payments or distributions hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment, or garnishment by creditors of a participating LTIP Employee or his or her beneficiary.

SECTION 10. PLAN TERMINATION, AMENDMENT AND MODIFICATION. The Company may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the then existing balance of any LTIP Employee’s Deferred Stock Equivalent Account without the LTIP Employee’s consent. In no event may any amendment or termination of the Plan accelerate the date of payment of a LTIP Employee’s benefit as otherwise provided herein, except as may be permitted under Code Section 409A.

SECTION 11. GOVERNING LAW/PLAN CONSTRUCTION. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company to terminate the employment of an LTIP Employee.